UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2020

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	45-5320061
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Securities registered pursuant to Section 12(g) of the Act:

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On April 20, 2020, Ronald Ellis, Ashley Friedman and Matthew Zuga, each members of the Board of Directors (the “Board”) of TELA Bio, Inc. (the “Company”), notified the Company of their intentions to step down from their positions as a members of the Board and respective committees of the Board, effective April 20, 2020. None of Messrs. Ellis, Freidman or Zuga’s decisions to resign resulted from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The Company extends its deepest gratitude to Messrs. Ellis, Freidman and Zuga for their distinguished service to the Board and lasting contributions to the Company.

Appointment of Directors

On April 20, 2020, upon recommendation from the Company’s Nominating and Corporate Governance Committee, the Board appointed Lisa Colleran and Doug Evans to serve as members of the Company’s Board. Ms. Colleran and Mr. Evans were appointed as Class I directors and will stand for re-election at the Company’s 2020 annual meeting of stockholders. Ms. Colleran will serve on the Company’s Audit Committee, which will consist of Ms. Colleran, Mr. Evans and Federica O’Brien, as chairperson, and the Company’s Nominating and Corporate Governance Committee, which will consist of Ms. Colleran and Adele Oliva, as chairperson. Mr. Evans will serve as chairperson of the Board and on the Company’s Audit Committee and the Company’s Compensation Committee, which will consist of Kurt Azarbarzin, Mr. Evans and Vince Burgess, as chairperson.

The Board has determined that Ms. Colleran and Mr. Evans are independent directors under the applicable Nasdaq listing rules. There are no arrangements or understandings between either Ms. Colleran or Mr. Evans and any other person pursuant to which they were selected as directors. There are no related party transactions between the Company and Ms. Colleran or Mr. Evans (or any of their immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Neither of Ms. Colleran or Mr. Evans have any family relationships with any of the Company’s directors or executive officers.

On April 20, 2020, the Board granted stock options to purchase 8,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), under the Company’s 2019 Equity Incentive Plan, to each of Ms. Colleran and Mr. Evans in connection with their appointment to the Board (the “Options”). The Options will vest in 36 equal monthly installments, beginning on May 20, 2020, and subject to the directors’ continuous service with the Company.

In accordance with the Company’s non-employee director compensation policy, Ms. Colleran and Mr. Evans will also receive an annual base retainer of $40,000 for their service on the Board. Ms. Colleran will receive an additional annual base retainer of $10,000 for her service on the Company’s Audit Committee and $5,000 for her service on the Company’s Nominating and Corporate Governance Committee. Mr. Evans will receive an additional annual base retainer of $35,000 for his service as chairperson of the Board, $10,000 for his service on the Company’s Audit Committee and $7,500 for his service on the Company’s Compensation Committee. Ms. Colleran and Mr. Evans will also receive an annual award of an option to purchase shares of Common Stock having an aggregate fair value on the date of grant of $80,000, which will vest and become exercisable on the earlier of the first anniversary of the date of grant or the date of the Company’s subsequent annual meeting of stockholders following the date of grant, subject continued service with the Company.

Item 8.01	Other Events.

On April 23, 2020, the Company issued a press release announcing the appointment of Lisa Colleran and Doug Evans to the Board. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

99.1	Press Release of TELA Bio, Inc., dated April 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President, Chief Executive Officer and Director

Date: April 23, 2020